Exhibit 15 (a)

Consent of Independent Registered Public Accounting Firm

To: The Supervisory Board of Koninklijke Philips N.V.

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-140784, No. 333-151797, No. 333-157477, No. 333-165017, No. 333-172329, No. 333-179692, and No. 333-186849) and in the registration statement on Form F-3 (No. 333-202250) of Koninklijke Philips N.V. of our report dated February 23, 2016, except as to note 3 “Discontinued operations and assets classified as held for sale” which is as of February 20, 2018, with respect to the consolidated statements of income, comprehensive income, cash flows, and changes in equity of Koninklijke Philips N.V. and subsidiaries for the year ended December 31, 2015, before the effects of adjustments described in note 1 “Significant accounting policies – Changes processed in 2016 affecting 2015”, which report appears in the December 31, 2017 annual report on Form 20-F of Koninklijke Philips N.V.

Our report refers to the adjustments described in note 1 “Significant accounting policies – Changes processed in 2016 affecting 2015”. However, we were not engaged to audit, review, or apply any procedures with respect to such adjustments.

Amsterdam, the Netherlands

February 20, 2018

/s/ KPMG Accountants N.V.